Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268996) and Form S-8 (No. 333-263646, No. 333-270260, and No. 333-259722) of Sterling Check Corp. of our report dated March 6, 2024 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 6, 2024